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                           CHROMATICS COLOR SCIENCES
                              INTERNATIONAL, INC.

                                       Contact:  Darby Macfarlane,
                                                 Chief Executive Officer
                                       Telephone:  (212) 717-6544
                                       Fax:        (212) 717-6672

                                       FOR IMMEDIATE RELEASE
                                       January 7, 1997

                             WARRANT TERM EXTENDED

     CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. (NASDAQ: CCSI) announced that on January 6, 1997 its Board voted to extend for six months from February 5, 1997 to August 5, 1997 the expiration date of its outstanding Redeemable Common Stock Purchase Warrants. The Warrants being exercised are those issued in the Company's February 1993 initial public offering, those issued to Investors Associates, Inc. in connection with the initial public offering and those issued in the private placement occurring immediately prior to the initial public offering. The Warrants are exercisable during the term at a price of $5.00 per share of common stock. No other change was made to the Warrants.

     Chromatics Color Sciences International, Inc. is engaged in the business of color science, including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty aid and fashion industries, as well as technology development for potential medical applications involving the detection and monitoring of certain chromogenic diseases. The Company's common stock and warrants are traded on NASDAQ under the symbols "CCSI" and CCSIW", respectively.

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